UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐           Soliciting Material Under Rule 14a-12

THE STEAK N SHAKE COMPANY
(Name of Registrant as Specified in Its Charter)

THE LION FUND L.P. BIGLARI CAPITAL CORP. WESTERN SIZZLIN CORP. WESTERN ACQUISITIONS L.P. WESTERN INVESTMENTS INC. SARDAR BIGLARI PHILIP L. COOLEY
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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The Lion Fund L.P. (“Lion Fund”) and Western Sizzlin Corp. (“Western Sizzlin”), together with the other participants named herein, are filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the election of two nominees as directors at the next annual meeting of stockholders (the “Annual Meeting”) of The Steak n Shake Company (the “Company”).  Lion Fund and Western Sizzlin have filed a definitive proxy statement with the SEC with regard to the Annual Meeting.

Item 1.    Press release issued on March 6, 2008 and posted on www.enhancesteaknshake.com:

Press Release

SARDAR BIGLARI ISSUES LETTER TO SHAREHOLDERS OF THE STEAK N SHAKE COMPANY

Thursday March 6, 8:19 am ET

SAN ANTONIO, Texas, March 6 /PRNewswire-FirstCall/ -- Sardar Biglari, Chairman and Chief Executive Officer of Western Sizzlin Corporation (Nasdaq: WEST - News) and The Lion Fund, L.P., issued the following letter today to the shareholders of The Steak n Shake Company (NYSE: SNS - News):

Dear Fellow Shareholders:

Steak n Shake's proxy contest is about board leadership: Phil Cooley and I are seeking to replace Alan Gilman and James Williamson. Shareholders must vote for the nominees they believe can best guide the board to attain the maximum shareholder value for all.

The board was disingenuous to you when in its February 27 letter it insisted that "[Messrs. Gilman and Williamson] have made substantial contributions to the Company and shareholder value for many years." The reality is that shareholder value has been destroyed during the last decade, as the following table illustrates:

Relative Shareholder Returns
Total Shareholder Returns
	10-year	5-Year	3-Year

Steak n Shake	(32.7%)	(12.1%)	(56.5%)
S&P Restaurant Index	184.4%	222.8%	48.4%

Note: All share prices used to calculate Total Shareholder Returns are as of February 22, 2008.  Source: Research Data Group. To avoid disagreement with the Company on the selection of a comparable peer group, we deliberately selected the S&P Restaurant Index because the Company selects it in its public filings.

The board boasts of Messrs. Gilman's and Williamson's lengthy experience in the restaurant business as reason for their election; yet their decisions have resulted in shareholders experiencing investment losses. Independent proxy advisory firm Institutional Shareholder Services (ISS) wrote, "[W]hile the presence of two former CEOs [Gilman and Williamson] enhances company and industry-specific board experience, ISS notes that such an experience at SNS has not translated into favorable shareholder return." Plainly, the board's inflated rhetoric cannot conceal its dismal record. Nothing said or written can disguise the obvious truth that the board has failed to make money for Steak n Shake's shareholders.

Furthermore, the board continues to state incorrectly that Phil Cooley and I do not have experience in the restaurant business. The reality is that we have we been involved in restaurant businesses -- Western Sizzlin Corp. and Friendly Ice Cream Corp. -- and, more importantly, these companies have generated substantial shareholder value since the inception of our participation. At Western Sizzlin, our cumulative return on investment from the beginning of our involvement in mid 2005 until the present is approximately 100%. Our investment in Friendly yielded a return of approximately 80% over a one-year holding period. In both situations, we entered these investments with a long-term mindset and never sold a share in the public market. With Friendly, the company was sold with our support to a private equity firm because its price, in our assessment, reflected full value. Our decision, we determined, was in the best interests of all shareholders.

Proxy Governance, Inc., another independent proxy advisory firm, also took issue with the board when reporting its recommendation: "While noting that Biglari's experience with Western Sizzlin does in fact include both franchised and company-owned locations, for example, we also question the assertion -- from a board composed of nearly as many university chancellors as executives with industry background -- that firsthand experience in the company's narrowly-defined business segment is a necessary condition for successful contribution to the board." In fact, not only does Proxy Governance disagree with the board's view, but it favors our plan: "We support the [Lion Fund's] proxy because we believe the dissident nominees will bring a new, and sorely- needed, accountability to the company, and the dissidents' plan represents the better alternative for reversing the long decline in shareholder value. We disagree with management's inferences about necessary qualifications for successful board service, and feel in particular that the dissident nominees not only have the necessary business acumen to contribute meaningfully, but will also be committed to stewardship of shareholders' interests."

*************

The purpose of this proxy battle is not just to win two board seats. Rather, the proxy contest is dedicated to a change in board leadership and therefore in the future direction of the company so that shareholders, of whom we are numbered, finally begin to earn a satisfactory return on their investment. However, we have growing concerns about the decisions the board may make should we be victorious on March 7. Our unrest has been prompted by the bombast in the board's most recent letter: "The reality is that this election is not an endorsement of Lion Fund's plans and it should not be." In reply we inquire: Why are shareholders electing us (and not the incumbents) if they do not concur with our plans and ideas? The board must understand that shareholders own the company and will decide the fate of its leadership and future. If shareholders vote with us, the board is duty bound to listen to them.

Because of the recent comments of the board, we want to be absolutely clear about our intentions: We purposely identified Messrs. Gilman and Williamson as the directors who must be removed because if we are going to guide Steak n Shake in a new, more productive direction, we must change the board leadership. We ourselves must assume the leading positions on the board. Needless to say, the current proxy battle became absolutely necessary only because it was the sole method to change the leadership and to begin transforming the culture of the organization.

The reelected members of the board have an obligation to the shareholders not to do anything that will impede the progress shareholders desire. For instance, the directors are obliged not to reappoint Alan Gilman or James Williamson to the board if shareholders vote both of them off. The often-cited fallacy that maintaining the status quo is in the "interest of continuity" or "stability" will not hold up. Neither can the board temporize by insisting that it needs one more year; shareholders have given them enough time, namely a decade. As I wrote you in my February 21, 2008 letter, "Entrenchment strategies may be defendable under Indiana law but not under the ethical laws that govern one's reputation." Consequently, we are hopeful that the other directors value their reputations and will act in accordance with the desires of the majority of shareholders.

Concerning the position of chairman, we believe that none of the remaining directors is ideally suited for the post. Independent proxy advisory firm Glass Lewis & Co. observed, "We have other concerns regarding the performance of certain directors ... . At last year's annual meeting, directors Dunn, Gilman, Kelley and Williamson all received over a 25.0% withhold vote." Mr. Kelley led with 29% of the votes withheld. Mr. Kelley is not independent because he is currently employed by the company in a senior real estate advisory role. When he sold his franchised restaurants in a related-party transaction to the company in fiscal 2005, he became a company employee. (Incidentally, Messrs. Gilman and Williamson were shareholders and directors of Mr. Kelley's business.) In contrast, we are independent, would serve as the ones with the most financial stake in the boardroom, have the most experience in the capital markets, and have deep experience with other restaurant operations. Thus, we will propose my appointment as non-executive chairman of the board. Concurrently, the board must appoint a new interim CEO. Under new leadership the board will maintain continuity and will be in a better position to recruit a permanent entrepreneurial CEO who shares our work ethic, business philosophy, and unyielding pursuit of excellence.

We have said privately and publicly that, once elected, we will seek to work on a collaborative basis with the reelected directors. While our ideal design is to work cooperatively with the directors, we will never forget that we work for shareholders.

************

Institutional Shareholder Services, Glass Lewis & Co., Proxy Governance, Inc., and Egan-Jones Proxy Services unanimously recommended to Steak n Shake shareholders to vote the GOLD proxy card.

ISS said in its report, "[T]he company's stock price and operating margins have underperformed its peer group over the last five year period. Additionally, the market seems to have little confidence in the current board's ability to execute its turnaround plan ... ." ISS also said that it "believes that it may be a deterring factor for any new CEO to join the company and the board given that there are two former CEOs on the board ... . ISS notes that the company has been conducting a CEO search since the departure of the previous CEO in August 2007." ISS also wrote, "Four of the nine board members are above the stipulated age limit as per company's corporate governance guidelines."

Glass Lewis & Co. opined, "[T]he current board has done little to hold executives accountable for the long-term performance of the business. Moreover, the directors have taken recent action to entrench themselves on the board. As such, we believe that new independent voices are needed on the Steak n Shake board to effect change."

Proxy Governance, Inc. summarized, "It is difficult to rebut the dissidents' central charge -- that the company's performance over the past decade has destroyed significant shareholder value, and the strategies and operating practices it continues to pursue are ill-suited to a corporate revitalization ... . [T]he dissidents' plan represents the better alternative for reversing the long decline in shareholder value."

We would appreciate your support in this crucial moment in the company's history. Ultimately, the critical step of changing board leadership will be yours, the shareholders of the company, on March 7, when you vote on the referendum. Phil and I lay our reputations on the line that we are in the stock for the long haul, that we have your best interests in mind, and that we will work tirelessly to turn Steak n Shake around to your advantage.

Sincerely,

/s/ Sardar Biglari

Sardar Biglari

Source: Western Sizzlin Corporation

Contact:
Morrow & Co., LLC
(203) 658-9400
Or
Robyn B. Mabe, Chief Financial Officer
Western Sizzlin Corporation
(540) 345-3195